Exhibit 99.1

News Release	JBT Corporation 70 W. Madison Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312. 861.6933
Media:	Jeff Miller	+1 312. 861.6461

JBT Corporation Reports First Quarter 2013 Results

Highlights (Continuing Operations):

o	Gross profit margin expansion of approximately 250 basis points
o	Diluted earnings per share from continuing operations of $0.14, flat relative to prior year
o	Record low level of debt, net of cash, of $87 million, an improvement of $6 million from 2012 year-end
o	Backlog of $330 million, up 18 percent from prior year level, off record FoodTech backlog of $200 million, up 55 percent year over year
o	Full year 2013 diluted earnings per share estimated to be in the range of $1.38 - $1.52

CHICAGO, May 7, 2013—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported first quarter 2013 results.

Revenue for the first quarter was $185.7 million, down 9 percent compared to the same period last year due to lower sales across both JBT FoodTech and JBT AeroTech. Despite the lower revenue, gross profit margin expanded approximately 250 basis points, driven largely by margin improvement in FoodTech. Operating income of $6.6 million was lower than the prior year period due to a combination of lower sales and higher corporate items in the quarter. First quarter diluted earnings per share from continuing operations was $0.14, flat relative to the prior year period. Debt, net of cash, was $86.5 million at quarter end, an improvement of $5.6 million from $92.1 million at December 31, 2012. First quarter backlog of $329.5 million was up 18 percent from the prior year level. Excluding two contracts with the U.S. Air Force totaling $17.5 million that were cancelled later in 2012, as discussed in the Company’s third quarter 2012 earnings call, backlog was up 26 percent.

“As expected, we experienced our typical seasonally weak first quarter. However, we are extremely pleased with our backlog at the end of the quarter, which positions us well for the year ahead,” said Charlie Cannon, Chairman and Chief Executive Officer. “Bolstered by a record backlog in FoodTech and expected pickup in order activity in AeroTech, we anticipate higher revenue in subsequent quarters. In addition, with results achieved from ongoing margin improvement initiatives, we estimate full year 2013 diluted earnings per share from continuing operations to be in the range of $1.38 to $1.52,” concluded Cannon.

MORE

JBT Corporation

Add 1

JBT FoodTech

JBT FoodTech’s first quarter revenue of $104.8 million decreased 10 percent, or $11.5 million, from the same period in 2012. New equipment sales decreased by approximately $5 million, largely attributable to a delivery schedule shift for an in-container sterilization equipment order, and lower freezing and protein processing equipment sales in the quarter. Aftermarket revenue declined approximately $6 million, primarily driven by a temporary drop in spending on freezing and protein processing equipment parts and service. Despite the lower sales in the first quarter, segment operating profit margin increased approximately 160 basis points year over year. This increase was predominantly a result of margin improvement initiatives, including significant margin improvement on higher capacity freezers manufactured in North America. Several large orders received for freezing, protein, and sterilization equipment over the last two quarters, as reported in Company press releases, contributed to the record high FoodTech backlog at quarter-end. Backlog of $200.1 million increased 35 percent sequentially and 55 percent year over year. These orders carry generally longer lead times and support projections for revenue growth in subsequent quarters.

JBT AeroTech

JBT AeroTech’s first quarter revenue of $77.9 million declined 9 percent from the same period in 2012. Higher passenger boarding bridge and ground support equipment sales were more than offset by lower automated systems and military loader equipment sales in the quarter. The lower sales in turn drove a decline in segment operating profit margin. First quarter inbound orders of $72.0 million declined 19 percent from the prior year period, a result of timing of gate equipment orders and lower order activity for military loaders. The Company anticipates a significant buildup in gate equipment orders in the second quarter. However, the ongoing implementation of sequestration measures by the U.S. government may continue to delay some military loader equipment orders. Backlog of $129.4 million at quarter-end was lower than the prior year by $20.9 million. The unfavorable comparison was, however, largely due to the removal of $17.5 million of backlog associated with two contracts with the U.S. Air Force.

Corporate Items

Corporate items in the first quarter were $6.9 million, an increase of $1.1 million from the prior year period. The unfavorable comparison was driven by approximately $0.5 million in higher incentive-based compensation and pension costs. In addition, there was a release of a restructuring reserve of $0.3 million in the first quarter of 2012. For the full year, the Company expects corporate items, excluding net interest expense, to range between $28 to $30 million.

Cash generated by operating activities was $17.9 million, which included the funding of $4 million to the Company’s U.S. pension plan. Strong collection of receivables and an increase in advance payments drove debt, net of cash, to a record low of $86.5 million. Capital expenditures for the quarter totaled $8.3 million, with the year over year increase largely attributable to the upgrading and expansion of the Company’s installed base of leased equipment.

Income tax expense in the first quarter of 2013 reflected a full-year estimated effective income tax rate of 33.5 percent. In the first quarter, the Company recognized $0.7 million in discrete tax benefits primarily due to the extension of the U.S. research and development tax credit.

MORE

JBT Corporation

Add 2

2013 Outlook

Bolstered by a record backlog at the end of the first quarter, FoodTech is expected to achieve mid-to-high single digit percentage revenue growth in 2013, with revenue and earnings back-half loaded. AeroTech is projected to achieve mid-single digit percentage revenue growth in 2013, supported by an anticipated order buildup starting in the second quarter. The Company projects its second quarter diluted earnings per share from continuing operations to be roughly in line with the prior year. Looking further into 2013, in addition to the volume increase, the Company expects further margin expansion resulting from continued execution of margin improvement initiatives. While additional revenue opportunities may materialize across select businesses, challenging market conditions in Europe and Middle East and the potential impact of sequestration measures on some military loader sales, represent headwinds to our projection. Consequently, the Company projects its 2013 diluted earnings per share from continuing operations to be in the range of $1.38 - $1.52. The Company will provide further market updates during its scheduled first quarter earnings conference call.

First Quarter Earnings Conference Call

The Company will hold a conference call at 10:00 AM EDT on Wednesday, May 8, 2013 to discuss the first quarter 2013 results. The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 41494232, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website beginning at approximately 1:30 PM EDT on May 8, 2013.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information please visit www.jbtcorporation.com or www.jbtfoodtech.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

MORE

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2013	2012

Revenue	$185.7	$204.7
Cost of sales	135.4	154.3

Gross profit	50.3	50.4

Selling, general and administrative expense	40.9	39.0
Research and development expense	3.2	3.9
Other income, net	(0.4)	(0.3)

Operating income	6.6	7.8

Net interest expense	(1.4)	(1.6)
Income from continuing operations before income taxes	5.2	6.2
Provision for income taxes	1.1	2.2
Income from continuing operations	4.1	4.0
Loss from discontinued operations, net of taxes	-	(0.1)
Net income	$4.1	$3.9

Basic earnings per share:
Income from continuing operations	$0.14	$0.14
Loss from discontinued operations	-	(0.01)
Net income	$0.14	$0.13

Diluted earnings per share:
Income from continuing operations	$0.14	$0.14
Loss from discontinued operations	-	(0.01)
Net income	$0.14	$0.13

Weighted average shares outstanding
Basic	29.2	29.1
Diluted	29.5	29.4

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2013	2012
Revenue

JBT FoodTech	$104.8	$116.3
JBT AeroTech	77.9	85.8
Other revenue (1) and intercompany eliminations	3.0	2.6
Total revenue	$185.7	$204.7

Income before income taxes

Segment operating profit
JBT FoodTech	$7.7	$6.7
JBT AeroTech	4.4	5.3
Total segment operating profit	12.1	12.0

Corporate items
Corporate expense	(4.5)	(4.0)
Other expense, net (2)	(1.0)	(0.2)
Net interest expense	(1.4)	(1.6)
Total corporate items	(6.9)	(5.8)

Income from continuing operations before income taxes	$5.2	$6.2

(1) Other revenue comprises certain gains and losses related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations. Other expense, net includes a release of $0.3 million of restructuring reserves in 2012 related to JBT AeroTech.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2013	2012
Inbound Orders

JBT FoodTech	$157.1	$146.9
JBT AeroTech	72.0	88.6
Other and intercompany eliminations	3.0	2.6

Total inbound orders	$232.1	$238.1

	March 31,
	2013	2012
Order Backlog

JBT FoodTech	$200.1	$129.1
JBT AeroTech	129.4	150.3

Total order backlog	$329.5	$279.4

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2013	2012
	(Unaudited)

Cash and cash equivalents	$15.3	$99.0
Trade receivables, net	149.6	188.4
Inventories	132.3	109.2
Other current assets	60.1	54.5
Total current assets	357.3	451.1

Property, plant and equipment, net	127.5	126.2
Other assets	97.3	100.7
Total assets	$582.1	$678.0

Short term debt and current portion of long-term debt	$4.0	$2.0
Accounts payable, trade and other	73.7	88.7
Advance payments and progress billings	100.8	74.3
Other current liabilities	72.2	85.8
Total current liabilities	250.7	250.8

Long-term debt, less current portion	97.8	189.1
Accrued pension and other postretirement benefits, less current portion	98.9	104.6
Other liabilities	28.8	27.9
Common stock, paid-in capital and retained earnings	188.2	186.6
Accumulated other comprehensive loss	(82.3)	(81.0)
Total stockholders' equity	105.9	105.6
Total liabilities and stockholders' equity	$582.1	$678.0

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended
	March 31,
	2013	2012

Cash Flows From Operating Activities:
Income from continuing operations	$4.1	$4.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	6.1	5.9
Other	(1.7)	(0.5)

Changes in operating assets and liabilities:
Trade accounts receivable, net	37.8	35.5
Inventories	(24.8)	(8.4)
Accounts payable, trade and other	(13.5)	(9.9)
Advance payments and progress billings	27.2	6.0
Other - assets and liabilities	(17.3)	(16.5)

Cash provided by continuing operating activities	17.9	16.1

Cash required by discontinued operating activities	(0.1)	(0.2)

Cash Flows From Investing Activities:
Capital expenditures	(8.3)	(5.2)
Other	0.3	0.5

Cash required by continuing investing activities	(8.0)	(4.7)

Cash Flows From Financing Activities:
Net (payments) proceeds on credit facilities	(89.1)	2.6
Dividends paid	(2.3)	(2.4)
Other	(2.2)	(1.5)

Cash required by financing activities	(93.6)	(1.3)

Effect of foreign exchange rate changes on cash and cash equivalents	0.1	0.2

(Decrease) increase in cash and cash equivalents	(83.7)	10.1

Cash and cash equivalents, beginning of period	99.0	9.0

Cash and cash equivalents, end of period	$15.3	$19.1